Exhibit 99.1



October 10, 2002



FOR IMMEDIATE RELEASE
For further information contact:

Doug Gulling, Chief Financial Officer
515-222-2309


              WEST BANCORPORATION, INC. DECLARES QUARTERLY DIVIDEND
                      AND AUTHORIZES STOCK BUY-BACK PROGRAM

West Des Moines, IA - On October 8, 2002, the Board of Directors of West Bancorporation, Inc., (WTBA) the parent company of West Bank, declared a regular quarterly dividend of $0.16 per common share of outstanding stock. The dividend is payable on October 28, 2002 to shareholders of record on October 21, 2002. As of October 8, 2002, there were 16,060,271 shares of common stock outstanding.

After the payment of this quarterly dividend on October 28, 2002, the total of the four quarterly dividends paid in the year 2002 will be $0.62, up from $0.60 paid in calendar year 2001.

Also at its October 8th meeting, the Board of Directors authorized the repurchase of West Bancorporation, Inc. common stock over the next 12 months in an amount not to exceed $5 million. At the current market price for West Bancorporation, Inc. stock, the buy back authorization would allow the repurchase of approximately 345,000 shares, or 2.1% of the shares currently outstanding. The Board is not requiring the Company to buy back its stock, but is authorizing the ability to do so in accordance with Securities and Exchange Commission regulations and Nasdaq rules.

West Bancorporation, Inc. will release its financial results for the first nine months and third quarter of 2002 on October 28, 2002.

West Bank serves the metropolitan Des Moines area through eight banking locations.